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 FORM 5                                                                                                          OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                     --------------------------
[X] Check this box if no longer                     WASHINGTON, D.C. 20549                                OMB Number      3235-0362
    subject to Section 16. Form                                                                           Expires: February 1, 1994
    4 or Form 5 obligations may         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response....1.0
[ ] Form 3 Holdings Reported            Filed pursuant to Section 16(a) of the Securities
[ ] Form 4 Transactions Reported        and Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940.
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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person
                                                                                               to Issuer (Check all applicable)
File III      William         H.             Horizon Bancorp Inc (HZWV)                      __X___ Director  _____ 10% Owner
------------------------------------------------------------------------------------------   _____ Officer (give title below)
(Last)        (First)       (Middle)     3. IRS or Social        4. Statement for            _____ Other (specify below)
                                            Security Number         Month/Year
P.O. Drawer L                               of Reporting              12/98
----------------------------------------    Person (Voluntary)  ------------------------
               (Street)                                          5. If Amendment, Date           ------------------------
                                                                of Original (Month/Year)
Beckley           WV             25801      ###-##-####
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(City)          (State)          (Zip)        Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                    2.Transaction  3.Transaction  4.Securities Acquired (A) 5.Amount of  6.Owner  7.Nature
   (Instr. 3)                             Date           Code           or Disposed of (D)      Securities   ship     of
                                        (Month/Day/      (Instr. 8)     (Instr. 3, 4, and 5)    Beneficially Form:    Indirect
                                          Year)                                                 Owned at End Direct   Bene-
                                                       ----------------------------------------- of Issuer's (D) or   ficial
                                                                      Amount  (A)    Price    Fiscal Year    Indirect Owner-
                                                                               or             (Instr. 3      (I)      ship
                                                                              (D)               and 4)       (Instr.4)(Instr.4)
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Common Stock                                                                                       450        I        Cust. for Son
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Common Stock                                                                                    11,230        D        Self
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
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FORM 5 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security  2.Conversion  3.Transaction  4.Transaction  5.Number of   6.Date Exer-      7.Title and Amount
  (Instr. 3)                    or Exercise   Date             Code         Derivative    cisable and       of Underlying
                                Price of                      (Instr. 8)    Securities    Expiration Date   Securities
                                Derivative     (Month/Day/                  Acquired (A)  (Month/Day/Year)  (Instr. 3 and 4)
                                Security          Year)                     or Disposed
                                                                            of (D)       --------------------------------------
                                                                            (Instr. 3,    Date     Expir-          Amount or
                                                                             4, and 5)    Exer-    ation    Title  Number of
                                                                           -------------- cisable  Date            Shares
                                                                            (A)    (D)
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 8.Price of    9.Number of      10.Ownership      11.Nature of
   Derivative    Derivative        Form of           Indirect
   Security      Securities        Derivative        Beneficial
   (Instr. 5)    Beneficially      Security;         Ownership
                 Owned at End      Direct (D) or     (Instr. 4)
                 of Year           Indirect (I)
                 (Instr. 4)        (Instr. 4)
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Explanation of Responses:


                                                                               WILLIAM H. FILE III                   2/10/99 PKD
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date
                                                                                 (POA on file)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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